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                                                                   EXHIBIT 99.1

                     [CARRAMERICA REALTY CORPORATION LOGO]

                                  NEWS RELEASE

For Release:  Immediate  Contact:  Karen L. Widmayer
                                   (202) 624-1789



                    CARRAMERICA REALTY CORPORATION ANNOUNCES
                   CLOSING WITH SECURITY CAPITAL U.S. REALTY


         Washington, D.C., -- April 30, 1996 -- CarrAmerica Realty Corporation (NYSE:CRE) announced today that Security Capital U.S. Realty (USRealty) funded its entire $250 million investment in the Company, receiving approximately 11.6 million shares of CarrAmerica's common stock, pursuant to the terms of the transaction announced on November 6, 1995. Proceeds from the transaction will be used to finance new acquisitions in CarrAmerica's target markets throughout the United States and to repay debt. In connection with USRealty's investment, the Company changed its name from Carr Realty Corporation to CarrAmerica Realty Corporation, effective today.

         CarrAmerica is also pleased to welcome Mr. William D. Sanders and Mr. Anthony R. Manno to the CarrAmerica Board of Directors, effective today.

         CarrAmerica is dedicated to becoming the nation's leading owner and operator of value office properties. Acquisition and development activity will focus primarily on select suburban areas and on high quality properties that will serve the dynamically changing needs of corporate America. Currently, the Company owns interests in a portfolio of 36 operating office properties containing 6.3 million square feet and is developing one property containing 180,000 square feet. The Company also provides services to properties containing an additional 7.6 million square feet and serves over 800 customers.

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